INFORMATION

For Immediate Release
Noveember 10, 2005
Contact: 513.271.3700
John A. Kraeutler, President

MERIDIAN BIOSCIENCE REPORTS RECORD FISCAL 2005 OPERATING RESULTS,
INCREASES REGULAR CASH DIVIDEND RATE, AND REAFFIRMS GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record fiscal 2005 net sales of $93 million and record diluted earnings per share of $0.52, respective increases of 17% and 30% over the prior fiscal year;

•	reported fourth quarter fiscal 2005 net sales of $25 million and diluted earnings per share of $0.15, respective increases of 12% and 15% over the same period of the prior fiscal year;

•	declared the regular quarterly cash dividend of $0.08 per share for the fourth quarter of fiscal 2005;

•	announced a 44% increase in the annual indicated cash dividend for fiscal 2006 from $0.32 to $0.46 per share; and

•	reaffirmed its fiscal 2006 guidance of per share diluted earnings between $0.60 and $0.63 on net sales of between $103 million and $107 million.

Unless otherwise indicated, all share and per share amounts reflect the September 2, 2005 3-for-2 stock split.

FINANCIAL HIGHLIGHTS
In Thousands, Except per Share Data

	Three Months Ended September 30			Fiscal Year Ended September 30
	2005	2004	% Change	2005	2004	% Change
Net Sales	$25,016	$22,244	12%	$92,965	$79,606	17%
Operating Income	5,843	4,163	40%	20,216	14,658	38%
Net Earnings	3,761	2,944	28%	12,565	9,185	37%
Earnings per Share (diluted)	$0.15	$0.13	15%	$0.52	$0.40	30%

	Sept. 30, 2005	Sept. 30, 2004
Cash and short-term investments	$33,085	$1,983
Working Capital	50,369	19,461
Long-term Debt Obligations	2,684	17,093
Shareholders' Equity	83,768	32,932
Total Assets	110,569	69,322

FOURTH QUARTER OPERATING RESULTS

Net sales for the fourth quarter of fiscal 2005 were $25,016,000 as compared to $22,244,000 for the same period of the prior fiscal year, an increase of $2,772,000 or 12%. Net earnings for the fourth quarter ended September 30, 2005, were $3,761,000 or $0.15 per diluted share, up 28% and 15%, respectively over the fourth quarter of fiscal 2004. Diluted common shares outstanding for the fourth quarters of fiscal 2005 and 2004 were 24,916,000 and 22,997,000 respectively.

FISCAL YEAR 2005 OPERATING RESULTS

Net sales for fiscal 2005 were $92,965,000 as compared to $79,606,000 for fiscal 2004, an increase of $13,359,000 or 17%. Net earnings for fiscal 2005 were $12,565,000 or $0.52 per diluted share, compared to $9,185,000 or $0.40 per diluted share, up 37% and 30% respectively over the prior fiscal year. Diluted common shares outstanding for fiscal 2005 and 2004 were 24,104,000 and 22,889,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.08 per share for the fourth quarter ended September 30, 2005. The dividend is of record November 21, 2005 and payable December 1, 2005. The Board of Directors decided to increase the indicated regular quarterly cash dividend rate to $0.46 per share for fiscal 2006. This annual indicated dividend rate of $0.46 per share represents a 44% increase over the fiscal 2005 rate of $0.32 per share. Meridian has now increased its regular cash dividend rate thirteen times since it established a regular dividend fifteen years ago. Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2006 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2006, management expects net sales to be in the range of $103 million to $107 million and per share diluted earnings to be between $0.60 and $0.63. The per share estimates assume an increase in average shares outstanding from approximately 24.1 million at fiscal 2005 year end to 26.6 million at fiscal 2006 year end. The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2006.

FINANCIAL CONDITION

The Company’s financial condition is sound. At September 30, 2005, current assets were $70,160,000 compared to current liabilities of $19,791,000, thereby producing working capital of $50,369,000 and a current ratio of 3.5. Cash and short-term investments were $33,085,000 and the Company had borrowing capacity of $22,500,000 under its commercial bank credit facility. Long-term debt obligations were $2,684,000 compared to shareholders’ equity of $83,768,000.

FOURTH QUARTER AND FISCAL 2005 (UNAUDITED) RESULTS
SUMMARY FINANCIAL DATA (UNAUDITED)

(In Thousands, Except per Share Data)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2005	2004	2005	2004
Net sales	$25,016	$22,244	$92,965	$79,606
Cost of goods sold	10,472	9,620	38,145	33,931

Gross profit	14,544	12,624	54,820	45,675

Operating expenses -
Research and development	937	1,140	3,821	4,357
Sales and marketing	3,900	3,142	14,919	12,531
General and administrative	3,864	4,179	15,864	14,129

Total operating expenses	8,701	8,461	34,604	31,017

Operating income	5,843	4,163	20,216	14,658
Other income (expense), net	(75)	(291)	(620)	(1,463)

Income before income taxes	5,768	3,872	19,596	13,195
Income tax provision	2,007	928	7,031	4,010

Net earnings	$3,761	$2,944	$12,565	$9,185

Net earnings per basic common share	$0.16	$0.13	$0.54	$0.41
Basic common shares outstanding	24,240	22,368	23,474	22,294

Net earnings per diluted common share	$0.15	$0.13	$0.52	$0.40
Diluted common shares outstanding	24,916	22,997	24,104	22,889

The following table sets forth the unaudited operating segment data for the interim and annual periods in fiscal 2005 and fiscal 2004 (in thousands).

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2005	2004	2005	2004
Net sales
U.S. Diagnostics	$13,450	$12,751	$53,485	$48,153
European Diagnostics	4,013	3,793	17,818	15,412
Life Science	7,553	5,700	21,662	16,041

	$25,016	$22,244	$92,965	$79,606

Operating Income
U.S. Diagnostics	$3,706	$2,684	$13,655	$10,266
European Diagnostics	330	538	2,315	2,095
Life Science	1,594	988	4,142	2,394
Eliminations	213	(47)	104	(97)

	$5,843	$4,163	$20,216	$14,658

COMPANY COMMENTS

John A. Kraeutler, President and Chief Operating Officer, said, “Meridian’s broad line of rapid tests for respiratory infections, including influenza, and C. difficile disease have continued to drive our diagnostic segment revenues throughout fiscal 2005. In addition, we experienced strong growth in our Life Science business as orders for key viral proteins accelerated and we began shipping reagents to various biodefense agencies.

We have continued to extract operating efficiency as demonstrated by gross profit improvement of two percentage points to 59% and operating income having increased to 22% of sales.

As we enter fiscal 2006, we continue to be encouraged by the growth potential of our product and technology portfolio and we anticipate key contributions from new diagnostic tests and new life science opportunities. We are confident that our strategies will continue to drive double-digit growth and, as always, we will maintain tight control of our costs and operating ratios.”

William J. Motto, Chairman and Chief Executive Officer, said, “Fiscal 2005 was an outstanding year by any measure and a continuation of our favorable sales and earnings trends. Particular accomplishments include, record sales and earnings, higher dividend distributions, retirement of the 7% convertible debentures, the acquisition of O.E.M. Concepts, new product introductions, a three-for-two stock split, and a successful follow-on stock offering which raised $29.6 million to fund new acquisition opportunities. We look forward with confidence to another record setting year.”

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally-developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these diagnostic products and tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, urinary and respiratory infections. Meridian diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

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